SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                      -------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of
earliest event reported):                   April 14, 1999



Commission     Registrant, State of Incorporation,           I.R.S. Employer
File Number    Address and Telephone Number                  Identification No.
-----------    ---------------------------------------       ------------------

1-6047         GPU, Inc.                                       13-5516989
                   (a Pennsylvania corporation)
                   300 Madison Avenue
                   Morristown, New Jersey 07962-1911
                   Telephone (973) 455-8200


1-3141         Jersey Central Power & Light Company             21-0485010
                   (a New Jersey corporation)
                   2800 Pottsville Pike
                   Reading, Pennsylvania 19640-0001
                   Telephone (610) 929-3601

ITEM 5. OTHER EVENTS.
        ------------

        On April 14, 1999, GPU, Inc.'s subsidiary Jersey Central Power & Light Company (doing business as "GPU Energy") entered into a settlement agreement with several parties to its stranded cost and rate unbundling proceedings pending before the New Jersey Board of Public Utilities ("NJBPU").

        The settlement agreement, which is subject to NBJPU approval, provides, among other things, for a 5% rate reduction commencing August 1, 1999, a 5% rate refund beginning August 1, 2002, and for average customer shopping credits beginning at 4.9 cents per kilowatt hour and increasing to 5.16 cents per kilowatt hour in 2003. It also allows for the application of the net proceeds from GPU Energy's generation asset sales to reduce stranded costs, the securitization of approximately $525 million of stranded costs associated with the Oyster Creek nuclear generating station, and adequate assurance (through a deferral and true-up mechanism) of full recovery of above market costs associated with GPU Energy's obligations under non-utility generation power purchase agreements.

        If approved by the NJBPU, the settlement agreement would result in an approximately $195 million reduction in 1999 pre-tax earnings, or about $0.90 per share (after tax).

        A copy of GPU Energy's related news release is annexed as an exhibit.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
         -------------------------------------------------------------------
         (c)    Exhibit

               1. GPU Energy news release, dated April 14, 1999.

                                    SIGNATURE

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANTS HAVE DULY CAUSED THIS REPORT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                                    GPU, INC.
                                    JERSEY CENTRAL POWER & LIGHT COMPANY



                                    By:  /s/ T. G. Howson
                                      --------------------------------
                                        T. G. Howson, Vice President
                                        and Treasurer


Date:   April 16, 1999